Exhibit 99.1
News Release

FOR IMMEDIATE RELEASE
MAY 9, 2011

CHESAPEAKE ENERGY CORPORATION, TEMASEK HOLDINGS AND
RRJ CAPITAL CLOSE RECAPITALIZATION OF FRAC TECH HOLDINGS, LLC

Temasek and RRJ Capital Consortium Acquire Co-Founders’ 70% Stake;
As Part of Transaction, Chesapeake Receives $200 Million Cash Distribution
and Increases Equity Stake to 30% from 26%; Company Believes its
Stake Likely Worth at Least $1.5 Billion by Year-end 2011

OKLAHOMA CITY, OKLAHOMA, MAY 9, 2011 – Chesapeake Energy Corporation (NYSE:CHK) today announced the completion of a recapitalization of privately held Frac Tech Holdings, LLC.  In the transaction, Chesapeake supported a consortium of investors that included Maju Investments (Mauritius) Pte Ltd, a wholly owned investment holding company of Temasek Holdings (Private) Limited (Temasek), and RRJ Capital in their acquisition of the outstanding equity of Frac Tech.  In the recapitalization, Chesapeake received a cash distribution of approximately $200 million and increased its ownership to 30%.  Approximately $1.7 billion of debt financing was arranged to partially fund the consortium's acquisition and the distribution to Chesapeake.  Chesapeake’s net investment in Frac Tech now has a cost basis of approximately $115 million and the company believes its investment will be worth at least $1.5 billion by year-end 2011 based on prevailing market comparables and company estimates.

Frac Tech, based in Fort Worth, Texas, is the fourth-largest provider of well stimulation services to the U.S. E&P industry with approximately 1.25 million horsepower currently in service.  The company plans to have 1.6 million horsepower in service by year-end 2011.  Chesapeake and Temasek will each appoint two of the five seats on Frac Tech’s Board and RRJ Capital will appoint the remaining seat.  Chesapeake CEO Aubrey K. McClendon and Chesapeake CFO Domenic J. Dell’Osso will be Chesapeake’s Frac Tech Board representatives.  Marcus C. Rowland, Frac Tech’s President and CFO, has now become Frac Tech’s CEO.

McClendon commented, “We are very pleased to have been an early investor in 2006 in this highly successful company.  It has been an honor to assist our friends at Temasek and RRJ Capital in their recap of Frac Tech, and we are very excited about the value creation capabilities of Frac Tech in the years to come.  We look forward to continuing to directly benefit from the financial hedge of our drilling and completion costs that our ownership in Frac Tech provides.”

INVESTOR CONTACTS:		MEDIA CONTACTS:	CHESAPEAKE ENERGY CORPORATION
Jeffrey L. Mobley, CFA	John J. Kilgallon	Jim Gipson	6100 North Western Avenue
(405) 767-4763	(405) 935-4441	(405) 935-1310	P.O. Box 18496
jeff.mobley@chk.com	john.kilgallon@chk.com	jim.gipson@chk.com	Oklahoma City, OK 73154

Bank of America Merrill Lynch and Citigroup served as financial advisors to Chesapeake, Temasek and RRJ Capital and arranged the transaction financing.  Commercial Law Group, P.C. and Wachtell, Lipton, Rosen & Katz acted as legal advisors to Chesapeake.  Jones Day acted as legal advisor to Temasek.

Chesapeake Energy Corporation is the second-largest producer of natural gas, a Top 15 producer of oil and natural gas liquids and the most active driller of new wells in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S.  Chesapeake owns leading positions in the Barnett, Haynesville, Bossier, Marcellus and Pearsall natural gas shale plays and in the Granite Wash, Cleveland, Tonkawa, Mississippian, Bone Spring, Avalon, Wolfcamp, Wolfberry, Eagle Ford, Niobrara, Three Forks/Bakken and Utica unconventional liquids plays.  The company has also vertically integrated its operations and owns substantial midstream, compression, drilling and oilfield service assets.  Chesapeake’s stock is listed on the New York Stock Exchange under the symbol CHK.  Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and press releases.